UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2012

MOUNTAIN NATIONAL BANCSHARES, INC.

(Exact name of registrant as specified in charter)

Tennessee	0-49912	75-3036312
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 East Main Street, Sevierville, Tennessee	37862
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (865) 428-7990

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 5, 2012, Dwight B. Grizzell retired as President, Chief Executive Officer and Director of Mountain National Bank (the “Bank”), a wholly-owned subsidiary of Mountain National Bancshares, Inc., a Tennessee corporation (the “Company”), and as a Director of the Company. Mr. Grizzell will remain employed by the Bank until September 30, 2012, assisting with the Bank’s business development efforts and pursuit of strategic alternatives pursuant to the terms of a Transition Agreement (the “Agreement”), by and among the Company, the Bank and Mr. Grizzell, dated March 5, 2012. In consideration of the services that Mr. Grizzell has agreed to provide under the Agreement, Mr. Grizzell will be entitled to salary at a rate of $198,000 per year, payable in accordance with the customary payroll practices of the Bank, and will be allowed to participate in any benefits offered to other employees of the Bank on the same basis generally offered to other employees. The description of the Agreement is qualified in its entirety by reference to the copy of the Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

In connection with Mr. Grizzell’s retirement, on March 5, 2012, James S. Friddell was appointed as interim Chief Executive Officer of the Bank and as a member of the Board of Directors of the Bank and Michael L. Brown was appointed as interim President of the Bank and as a member of the Board of Directors of the Bank, each effective March 5, 2012, pending regulatory non-objection.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Transition Agreement, dated March 5, 2012, by and among Mountain National Bancshares, Inc., Mountain National Bank and Dwight B. Grizzell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOUNTAIN NATIONAL BANCSHARES, INC.

By:	/s/ Richard A. Hubbs
Name:	Richard A. Hubbs
Title:	Senior Vice President
and Chief Financial Officer

Date: March 6, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Transition Agreement, dated March 5, 2012, by and among Mountain National Bancshares, Inc., Mountain National Bank and Dwight B. Grizzell.